 Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To: NextPhase Wireless, Inc.

As independent Certified Public Accountants, we hereby consent to the incorporation  by  reference  in the  Annual  Report  on Form  10-KSB  under the Securities Exchange Act of 1934 of NextPhase  Wireless,  Inc. of our  report  dated  June 23,  2006 which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, and  contained  in the Registration Statement No. 333-130178 of NextPhase Wireless, Inc. Form S-8 under the  Securities  Act of 1933  insofar as such  report  relates to the  financial statements of NextPhase Wireless, Inc. for the year ended March 31, 2006.

/s/ RBSM LLP
RBSM LLP

New York, New York
July 16, 2007